Exhibit 10.7

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of December 12, 2016, by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and David J. Anderson (the “Employee”).
WITNESSETH
WHEREAS, the Company agrees to employ the Employee subject to the terms and conditions contained in this Agreement; and
WHEREAS, the Employee agrees to accept employment with the Company, subject to the terms and conditions contained in this Agreement,
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.	Employment Duties and Acceptance.
(a)    The Company hereby employs the Employee, for the Term (as hereinafter defined), to render full-time services to the Company as Chief Financial Officer and to perform such duties commensurate with such office or other office as the Employee shall reasonably be directed by the Company to perform. The Employee hereby accepts such employment and agrees to render the services described above. The Employee shall report to the Company’s Chief Executive Officer or Interim Chief Executive Officer (the “CEO”).
(b)    During the Term, the Employee shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its affiliates and to the discharge of his duties and responsibilities hereunder. Notwithstanding anything to the contrary herein, although the Employee shall provide services as a full-time employee, it is understood that the Employee, with written consent of the CEO, may (1) have non full-time academic appointments; (2) participate in professional activities; (3) publish academic articles; (4) participate in community and/or philanthropic activities and (5) serve on a board of directors, governing body or in any other capacity with up to one company or organization engaged in activities unrelated to the business of the Company and may receive compensation in exchange for such service (“External board service”) (collectively, “Permitted Activities”), only to the extent that such Permitted Activities do not interfere with the Employee’s duties to the Company or create a conflict of interest for the Employee. Employee shall obtain written consent from the Board of Directors of the Company (the “Board”) before engaging in any External board service that would result in the Employee’s participation on more than one external board; however, the parties agree that (i) the Employee may continue the External board service specified in Exhibit B, (ii) the Employee will not accept any new committee chair positions during the Term but may continue to serve in such capacity if he held the position as of the Effective Date (as hereinafter defined), and (iii) the Company may periodically review whether and any External board service should be reduced or eliminated. The CEO or the Board may withdraw consent for any Permitted Activity at any time if, in the judgment of the CEO or the Board, such Permitted Activity interferes with the Employee’s duties to the Company or creates a conflict of interest for the Employee.
(c)    The Employee shall perform the Employee’s duties in compliance with (i) this Agreement, (ii) all applicable laws and regulations, and (iii) Company’s policies and practices, including its Employee Code of Ethics and Business Conduct, Equal Opportunity Employment and Non-Discrimination and Non-Harassment policies, and compliance policies.

2.	Term of Employment.
The term of the Employee’s employment under this Agreement (the “Term”) shall commence as of December 12, 2016 (the “Effective Date”) and shall end on the first anniversary of the Effective Date, unless sooner terminated pursuant to Section 6 or 7 of this Agreement. Notwithstanding the foregoing, unless notice is given by the Employee or the Company at least thirty (30) days prior to the expiration of the Term (or at least thirty (30) days prior to the expiration of any extension hereof), the Term shall be automatically extended by three (3) months from the date it would otherwise end (whether upon expiration of the original Term or any extension(s) thereof), unless sooner terminated pursuant to Section 6, 7, or 8 hereof.

3.	Compensation and Benefits.
(a)    As compensation for services to be rendered pursuant to this Agreement, the Company agrees to pay the Employee, during the Term, an annualized salary of $4,550,000 (the “Salary”), payable pro rata in bi-weekly installments in accordance with the Company’s regular payroll practices.
(b)    Except as set forth in this Agreement, unless the Compensation Committee of the Board otherwise determines in its sole discretion, and to the extent consistent with applicable law, (A) the Employee will not be eligible to participate in any Company cash-based incentive plans or programs applicable to the Company’s Senior Officers (collectively, the “Senior Officer Plans”), including, without limitation, any severance plan, change in control plan, or cash bonus plan, and (B) the Employee will not be eligible to participate in any Company compensation or employee benefit plan, program, or agreement or policy (collectively with the Senior Officer Plans, “Plans”), except as otherwise required by applicable regulations.
(c)    The Employee shall be eligible to receive stock-based awards under the equity incentive plan or program maintained by the Company as in effect from time to time (such plan, as so in effect, the “Equity Plan”) in the discretion of the Board or the Committee. Any such stock-based award will be subject to the terms of the Equity Plan, the terms of the award agreement evidencing such stock-based award, and such other restrictions and limitations as are generally applicable to shares of the Company’s common stock or Company employees or otherwise imposed by law.
(d)    The Company shall pay or reimburse the Employee for all reasonable, customary and necessary business expenses actually incurred or paid by the Employee during the Term in the performance of services under this Agreement, subject to travel and other policies and such reasonable substantiation and documentation as may be required by the Company from time to time, subject to Section 19(g) of this Agreement. During the Term, the Company agrees to pay the Employee an allowance of $5,000 per month, subject to applicable taxes and withholdings, for lodging, transportation and similar expenses, subject to Section 19(g) of this Agreement.
(e)    During the Term, the Employee shall be eligible to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided under this Agreement (e.g., a severance pay plan). Participation in such employee benefit plans will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.
(f)    During the Term, the Employee shall be eligible for paid vacation of four weeks and two personal days per calendar year taken in accordance with applicable Company policy.

4.	Confidentiality.
As part of the consideration for the compensation and benefits to be paid to the Employee hereunder, and as additional incentive for the Company to enter into this Agreement, the Employee agrees to execute prior to the Effective Date, and to abide by, the Proprietary Information and Inventions Agreement attached hereto as Exhibit A. Notwithstanding any other provision of this Agreement, the Employee shall continue to be bound by the terms of such Proprietary Information and Inventions Agreement which shall survive the termination of this Agreement in accordance with its terms.

5.	Non-Competition, Non-Solicitation and Non-Disparagement.
(a)    During the Term, the Employee shall not (1) provide any services, directly or indirectly, to any other business or commercial entity without the consent of the Company, which may be withheld in the Company’s sole discretion, or (2) participate in the formation of any business or commercial entity without the consent of the Company, which may be withheld in the Company’s sole discretion; provided, however, that nothing contained in this Section 5(a) shall be deemed to prohibit the Employee from acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) not exceeding 2% of such corporation’s (or other entity’s) then outstanding shares of capital stock and provided, further, that nothing contained herein shall be deemed to limit the Employee’s Permitted Activities pursuant to Section 1(b).
(b)    Upon (i) the termination of the Employee’s employment by the Company for any reason other than pursuant to Section 6(a) or Section 6(b), (ii) the Company’s decision not to renew the Term under Section 2 hereof (“Non-Renewal”) or (iii) a termination of the Employee’s employment by the Employee for any reason, following such termination of employment and during the Restricted Period, the Employee shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer, or otherwise, compete with the Company or any of its affiliates, or undertake any planning for any business competitive with the Company or any of its affiliates. Specifically, but without limiting the foregoing, during the

Restricted Period the Employee will not: (1) provide any services directly or indirectly, whether as an employee or independent contractor or otherwise, whether with or without compensation, to any other business or commercial entity in the United States that is competitive with all or any portion of the business of the Company or its affiliates; (2) participate in the formation of any business or commercial entity in the United States that is competitive with all or any portion of the business of the Company or its affiliates, (3) directly or indirectly seek to employ, any person employed by the Company or any of its affiliates anywhere in the world, or otherwise encourage or entice any such person to leave such employment; (4) solicit or encourage any independent contractor providing services to the Company or any of its affiliates anywhere in the world to terminate or diminish its relationship with the Company or its affiliates; or (5) solicit or encourage any customer, consultant, or vendor of the Company or its affiliates, anywhere in the world, to terminate or diminish its relationship with the Company or its affiliates; provided, however, that nothing contained in this Section 5(b) shall be deemed to prohibit the Employee from acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) not exceeding 2% of such corporation’s (or other entity’s) then outstanding shares of capital stock and provided, further, that nothing contained herein shall be deemed to limit Employee’s Permitted Activities pursuant to Section 1(b). This Section 5(b) shall be subject to written waivers that may be obtained by the Employee from the Company.
(c)    At no time during the Term or thereafter, regardless of the reason for termination, will the Employee knowingly make any written or verbal untrue statement that disparages the Company, its affiliates, its business, its management, or its products in communications with any customer, client or the public. The Employee will, furthermore, not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its affiliates, or that harms the interests or reputation of the Company or any of its affiliates.
(d)    Nothing in this Agreement or the Proprietary Information and Inventions Agreement limits, restricts, or in any other way affects the Employee’s ability to disclose possible violations of law to any governmental agency or entity or to any official or staff person of a governmental agency or entity; nor does any provision in this Agreement or the Proprietary Information and Inventions Agreement require the Employee to seek prior authorization or notify the Company before making any such disclosure.
(e)    The Employee acknowledges that he has read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 5(a), 5(b), and 5(c) above. The Employee agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and are reasonable in respect to subject matter, length of time, and geographic area. If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 5, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company. The Employee therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the

Employee of any of the provisions of this Section 5, without having to post bond. So that the Company may enjoy the full benefit of the covenants contained above, the Employee agrees that the Restricted Period shall be tolled, and shall not run, during the period of any breach by the Employee of such covenants.
(f)    If any of the covenants contained in this Section 5, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.
(g)    If any of the covenants contained in this Section 5, or any part thereof, is held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and that the parties intend for the court to modify the duration and/or area of such provision to the maximum extent permitted by law. The parties agree that in its reduced form, such provision shall then be enforceable.
(h)    In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such other covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

6.	Termination by the Company.
The Company may terminate the employment of the Employee as follows during the Term if any one or more of the following shall occur:
(a)    Death. If the Employee shall die during the Term, the Employee’s employment hereunder shall automatically terminate.
(b)    Disability. If the Employee shall become physically or mentally disabled so that the Employee is unable substantially to perform his services hereunder for (1) a period of 120 consecutive days, or (2) for shorter periods aggregating to 180 days during any twelve-month period, the Company may terminate the Employee’s employment hereunder upon written notice given by the Company to the Employee.
(c)    For Cause. If the Employee acts, or fails to act, in a manner that provides Cause for termination, the Company may at any time terminate the Employee’s employment hereunder upon written notice given by the Company to the Employee. For purposes of this Agreement, the term “Cause” means (1) the Employee’s indictment for, or conviction of, a felony or other crime involving moral turpitude, or any crime or serious offense involving money or other property which constitutes a felony in the jurisdiction involved, (2) the Employee’s willful and continual neglect or failure to discharge duties (including fiduciary duties), responsibilities and obligations with respect to the Company hereunder; provided such neglect or failure, if susceptible of cure, remains uncured for a period of thirty (30) days after written notice describing the same is given to the Employee; provided further that isolated and insubstantial neglect or failures shall not constitute Cause hereunder, (3) the Employee’s material breach of this Agreement or any other material agreement with the Company, (4) the Employee’s violation of Section 5 hereof or the Employee’s breach of any confidentiality provisions contained in the Proprietary Information and Inventions Agreement, or (5) any act of fraud or embezzlement by the Employee involving the Company or any of its affiliates.
(d)    Without Cause. The Company may at any time terminate the Employee’s employment hereunder without Cause upon written notice given by the Company to the Employee.

7.	Termination by the Employee.
(a)    Other than for Constructive Termination. The Employee may terminate his employment hereunder at any time, for any reason and for no reason, upon not less than thirty (30) days’ prior written notice to the Company.
(b)    Constructive Termination. The Employee may terminate his employment hereunder upon written notice to the Company in the event of a material breach by the Company of the terms of this Agreement or other material agreement with the Employee if such breach continues uncured for thirty (30) days after the Employee first gives written notice of such breach to the Company within sixty (60) days after such condition first comes into existence and the Employee terminates this Agreement not later than thirty (30) days after the Company fails to remedy such condition.

8.	Termination by Employee for Good Reason Following a Change in Control.
In addition to Section 7(b) above, during the period commencing on the Change in Control (as defined in Section 14) and ending on the last date of the Term, the Employee may terminate this Agreement upon expiration of ninety (90) days’ prior written notice if “Good Reason” exists for the Employee’s termination. For this purpose, termination by the Employee for “Good Reason” shall mean a termination by the Employee of his employment hereunder following the initial occurrence, without his prior written consent, of any of the following events, unless the Company or its successor fully cures all grounds for such termination within thirty (30) days after receipt of the Employee’s written notice (it being understood that a termination of employment hereunder shall only be for Good Reason if the Employee terminates his employment not later than thirty (30) days after the Company so fails to cure such grounds):

(a)any material adverse change in the Employee's authority, duties, titles or offices (including reporting responsibility), from those existing immediately prior to the Change in Control;
(b)the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company upon a merger, consolidation, sale or similar transaction.

9.	Severance and Benefit Continuation.
(a)    Termination for Cause, Voluntary Termination (Other than for Constructive Termination). In the event of a termination of the Employee’s employment by the Company for Cause pursuant to Section 6(c) hereof, or by the Employee pursuant to Section 7(a) hereof, no severance or other termination pay or benefits shall be due to the Employee and the only obligation of the Company shall be to pay the Employee any accrued but unpaid Salary as of the date of termination and any accrued but unpaid vacation as of the date of termination (the “Accrued Obligations”), which amounts shall be paid to the Employee within thirty (30) days of the date of termination. In the event of a termination of the Employee’s employment pursuant to Section 7(a), the Company may elect to waive the period of notice required by Section 7(a), or any portion thereof, and, if the Company so elects, the Company will pay the Employee his Salary for the period so waived. Upon a termination covered by this Section 9(a), the Employee shall have the same opportunity to continue group health benefits at the Employee’s expense in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as is available generally to other employees terminating employment with the Company. Any outstanding equity awards previously granted to the Employee under the Equity Plan shall be treated in accordance with the terms of the Equity Plan and any individual award agreements under which such equity awards were granted.
(b)    Termination for Death or Disability or Non-Renewal by the Company. In the event of termination of the Employee’s employment pursuant to Section 6(a) or Section 6(b) by reason of the death or disability of the Employee, or by reason of the Company’s non-renewal of the Term under Section 2 hereof, the Company shall provide the Health Continuation Benefits (as defined in Section 9(c)(ii)). In the event of a termination of the Employee’s employment due to death, the Company shall also pay to the Employee’s estate an amount equal to thirty (30) days of Salary within thirty (30) days of the date of termination. All Time-Vesting Equity Awards (as defined in Section 9(c)(iii)) previously granted to the Employee shall become immediately vested and shall remain exercisable for such periods as provided under the terms of the Equity Plan and any individual award agreements under which such awards were granted. All other equity awards previously granted to the Employee will vest as determined in good faith by the Board based on the percentage of goals and objectives achieved by the Employee and the Company.
(c)    Involuntary Termination Without Cause or Voluntary Termination Following Constructive Termination or With Good Reason. If (1) the Company terminates the Employee’s employment pursuant to Section 6(d) hereof or (2) the Employee terminates his employment pursuant to Section 7(b) or Section 8 hereof, then, in addition to the Accrued Obligations:
(i)    the Company shall pay the Employee an amount equal to (A) the amount of each bi-weekly pro rata Salary installment payment described in Section 3(a) multiplied by (B) the remaining number of pro rata installments, if any, that the Employee would be otherwise entitled to under this Agreement from the date of Separation from Service (as defined below) until the end of the Term. Subject to Section 9(f), such amounts will be paid to the Employee within sixty (60) days after such Separation from Service in a cash lump sum;

(ii)    if the Employee timely elects to continue his participation and that of his eligible dependents in the Company’s group medical, dental and vision plans under COBRA, the Company shall pay the Employee a lump-sum amount that, after all applicable taxes and withholdings are deducted, is the economic equivalent of the monthly health premiums paid by the Company on behalf of the Employee and his eligible dependents immediately prior to the date of his Separation from Service for the remainder of the Term (determined, for this purpose, as if no Separation of Service occurred and no extension of the Term occurred following Employee’s Separation from Service) (the “Health Continuation Benefits”); provided that all such payments shall comply with the reimbursement rules of Treasury Regulations Sections 1.409A-1(b)(9)(v) or 1.409A-3(i)(1)(iv);
(iii)    all equity awards for which the vesting schedule is based solely on the passage of time and continuation of employment (“Time-Vesting Equity Awards”) previously granted to the Employee shall fully and immediately vest and become exercisable immediately prior to such termination of employment, and shall remain exercisable for such periods as provided under the terms of the Equity Plan and any individual award agreements under which such equity awards were granted; and
(iv)    all equity awards, other than the Time-Vesting Equity Awards, previously earned by and granted to the Employee shall fully and immediately vest and become exercisable immediately prior to such termination of employment, and shall remain exercisable for such periods as provided under the terms of the Equity Plan and any individual award agreements under which such equity awards were granted.
(d)    The payments provided in Section 9(c) are intended as enhanced severance for a termination by the Company or by the Employee in the circumstances provided and are subject to the Employee’s continued compliance with the provisions of Section 5 hereof. As a condition to receiving such payments, the Employee shall first execute and deliver a general release of all claims against the Company, its affiliates, agents and employees (other than any claims or rights pursuant to this Agreement or pursuant to equity or employee benefit plans), in a form and substance reasonably satisfactory to the Company (the “Release”). Any such payments and benefits shall be paid in a lump sum sixty (60) days after the Employee’s Separation from Service, subject to Section 9(f) below. The Employee must execute and return the Release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than fifty (50) days after the Employee’s Separation from Service. If the Employee fails to return the Release on or before the Release Deadline, or if the Release is revoked by the Employee, then the Employee will not be entitled to the payments described in Section 9(c).
(e)    Termination of Employment and Separation from Service. All references in the Agreement to termination of employment, a termination, retirement, cessation of employment, separation from service, and correlative terms, that result in the payment or vesting of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall be construed to require a Separation from Service, and the date of such termination in any such case shall be construed to mean the date of the Separation from Service.

(f)    Payment to a “Specified Employee”. To the extent any payment hereunder that is payable by reason of termination of the Employee’s employment constitutes “nonqualified deferred compensation” subject to Section 409A and would otherwise have been required to be paid during the six (6)-month period following such termination of employment, it shall instead (unless at the relevant time the Employee is no longer a Specified Employee) be delayed and paid, without interest, in a lump sum on the date that is six (6) months and one (1) day after the Employee’s termination (or, if earlier, the date of the Employee’s death).
(g)    In the event that the Employee’s employment with the Company terminates for any reason, except as otherwise expressly provided by the Company, the Employee’s employment with, or other service to, all affiliates of the Company by which he is then employed or otherwise engaged in service shall automatically and immediately terminate.

10.	Cooperation.
At any time following his termination of employment for any reason, the Employee will provide such information as the Company may reasonably request with respect to any Company-related transaction or other matter in which the Employee was involved in any way while employed by the Company. The Employee further agrees to assist and cooperate with the Company in connection with the defense, prosecution, government investigation, or internal investigation of any claim or matter that may be made against, concerning, or by, the Company or its affiliates. Such assistance and cooperation shall include timely, comprehensive, and truthful disclosure of all relevant facts known to the Company, including through in-person interview(s) with the Company’s internal Legal Department or outside counsel for the Company. The Employee shall be entitled to reimbursement for all properly documented expenses incurred in connection with rendering services under this Section 10, including, but not limited to, reimbursement for all reasonable travel, lodging, and meal expenses.

11.	Indemnification.
The Company shall indemnify the Employee to the fullest extent permitted by applicable law and its then-current articles of incorporation and by-laws. The Employee agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company. The Company shall provide, at its expense, Directors and Officers insurance for the Employee in amounts reasonably satisfactory to the Employee, to the extent such insurance is available at reasonable rates, which determination shall be made by the Board of Directors.

12.	Excise Tax.
If any payment or benefit that Employee would receive following a Change in Control of the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (a) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (b) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (a) and (b), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of outstanding awards under the Equity Plan; and reduction of employee benefits. In the event that acceleration of vesting of outstanding awards under the Equity Plan is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of the Employee’s outstanding equity awards.
The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control of the Company shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, then the Company shall appoint another, nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Employee and the Company within a commercially reasonable period of time after the date on which the Employee’s right to a Payment is triggered (if requested at that time by the Employee or the Company). Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Employee and the Company.

13.	No Mitigation.
The Employee shall not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any payment provided for hereunder be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of termination of employment by the Company (other than as described above in Section 9(c)(ii)).

14.	Definitions.
As used herein, the following terms have the following meaning:
(a)    “Affiliate” means and includes any person, corporation or other entity controlling, controlled by or under common control with the corporation in question.
(b)    “Change in Control” means the occurrence of any of the following events:

(i)    Any Person, other than the Company, its affiliates (as defined in Rule 12b-2 under the Exchange Act) or any Company employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the then outstanding securities entitled to vote generally in the election of Directors (“Voting Securities”) of the Company, or
(ii)    Individuals who constitute the Board of Directors of the Company (the “Incumbent Directors”) as of the beginning of any twenty-four month period (not including any period prior to the date of this Agreement), cease for any reason to constitute at least a majority of the Directors. Notwithstanding the foregoing, any individual becoming a Director subsequent to the beginning of such period, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Directors, shall be considered an Incumbent Director; or
(iii)    Consummation by the Company of a recapitalization, reorganization, merger, consolidation or other similar transaction (a “Business Combination”), with respect to which all or substantially all of the individuals and entities who were the Beneficial Owners of the Voting Securities immediately prior to such Business Combination (the “Incumbent Shareholders”) do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, 50% or more of the Voting Securities of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination (the “Surviving Entity”), in substantially the same proportion as their ownership of such Voting Securities immediately prior to such Business Combination; or
(iv)    Consummation of a complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than 50% of the combined Voting Securities is then owned beneficially, directly or indirectly, by the Incumbent Shareholders in substantially the same proportion as their ownership of the Voting Securities immediately prior to such sale or disposition.
For purposes of this definition 14(b), the following terms shall have the meanings set forth below:
(A)“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act;
(B)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and
(C)“Person” shall have the meaning as used in Sections 13(d) and 14(d) of the Exchange Act.

(c)     “Code” means the Internal Revenue Code of 1986, as amended.
(d)    “Restricted Period” shall mean twelve (12) months following the date of Separation from Service.
(e)    “Separation from Service” shall mean a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations under Section 409A) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of such Treasury Regulations. The Board of Directors or the Compensation Committee of the Board of Directors may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Agreement.
(f)    “Specified Employee” shall mean an individual determined by the Board of Directors, Compensation Committee of the Board of Directors or their delegate to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of the Agreement.

15.	Representations by Employee.
The Employee represents and warrants that he has full right, power and authority to execute the terms of this Agreement; this Agreement has been duly executed by the Employee and such execution and the performance of this Agreement by the Employee does not result in any conflict, breach or violation of or default under any other agreement or any judgment, order or decree to which the Employee is a party or by which he is bound. The Employee acknowledges and agrees that any material breach of the representations set forth in this Section 15 will constitute Cause under Section 6.

16.	Arbitration.
Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or arising out of Employee’s employment and the termination of such employment, shall be settled by arbitration in Connecticut, in accordance with the employment dispute rules then existing of the American Arbitration Association, before a single arbitrator appointed in accordance with such rules. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature. Judgment on the award may be entered in any court having jurisdiction. The parties shall be free to pursue any remedy before the arbitrator that they shall be otherwise permitted to pursue in a court of competent jurisdiction. As a material part of this agreement to arbitrate claims, the Employee and the Company expressly waive all rights to a jury trial in court on all statutory or other claims. The award of the arbitrator shall be final and binding. The costs of the American Arbitration Association and the arbitrator will be borne equally by the Company and the Employee. Nothing contained herein, however, shall limit the right of the Company or any of its affiliates to seek equitable or other relief from any court of competent jurisdiction for violation of any provision of Sections 4 and 5 above.

17.	Recoupment.
The Employee hereby acknowledges and agrees that the all payment of incentive-based compensation payable to the Employee by the Company or its affiliates (whether under this Agreement or otherwise) shall be subject to any applicable clawback or recoupment policy of the Company, as such policy may be amended and in effect from time to time, and shall be subject to recoupment as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.

18.	Notices.
All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested and received), telecopy (confirmed receipt by return fax from the receiving party) or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):
If to the Company:
Alexion Pharmaceuticals, Inc.
100 College Street
New Haven, Connecticut 06510
Telephone: (203) 272-2596
Fax: (203) 271-8198
Attn: General Counsel

If to the Employee: to the Employee’s Address on file with the Company.

19.	General.
(a)    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut applicable to agreements made and to be performed entirely in Connecticut by Connecticut residents.
(b)    This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, except for the Proprietary Information and Inventions Agreement and the Indemnification Agreement. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
(c)    This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement.
(d)    This Agreement shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties hereto. The Company may not assign its rights and obligation under this Agreement without the prior written consent of the Employee, except to a successor of substantially all the Company’s business which expressly assumes the Company’s obligations hereunder in writing. In the event of a sale of all or substantially all of the assets of the Company, the Company shall use its best efforts to cause the purchaser to expressly assume this Agreement. The Employee may not assign, transfer, alienate or encumber any rights or obligations under this Agreement, except by will or operation of law, provided that the Employee may designate beneficiaries to receive any payments permitted under the terms of the Company’s benefit plans.
(e)    If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
(f)    Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including without limitation, the obligations of the Employee under Section 5 hereof. Upon termination of the Employee’s employment hereunder by either the Employee or the Company as permitted hereby, all rights, duties and obligations of the Employee and the Company to each other pursuant to this Agreement shall cease, except for the provisions hereof that contemplate performance after termination, including without limitation the obligations of the Employee under Section 5 hereof.
(g)    This Agreement is intended to comply with the applicable requirements of Section 409A and shall be construed accordingly. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A. Any taxable reimbursement due under the terms of this Agreement shall be paid no later than

December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
ALEXION PHARMACEUTICALS, INC.

By: _/s/ Clare Carmichael__________________________
Name: Clare A. Carmichael
Title: EVP & Chief Human Resources Officer

EMPLOYEE

__/s/ David Anderson______________________________
David J. Anderson